Exhibit 10.5

CVS HEALTH SEVERANCE PLAN FOR
NON-STORE EMPLOYEES
    (Amended and Restated as of March 15, 2026)

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CVS HEALTH SEVERANCE PLAN FOR NON-STORE EMPLOYEES
(Amended and Restated as of March 15, 2026)

WHEREAS, CVS Health Corporation (the “Company”) has established the CVS Health Severance Plan for Non-Store Employees (the “Plan”) to provide financial assistance to employees in non-store positions who are involuntarily terminated and are eligible within the terms and conditions of the Plan;

WHEREAS, it is intended that the Plan constitute an employee welfare benefit plan within the scope of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that the Plan constitute a separation pay plan within the scope of Department of Labor (“DOL”) Regulation Section 2510.3- 2(b), and that all payments made under the Plan be deductible by the Company under Section 162(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the benefits provided under the Plan are intended to constitute separation pay within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii);

WHEREAS, this document is the official plan document; and

WHEREAS, the Company wishes to make certain amendments and clarifications to the Plan, which amendments shall be effective as of March 15, 2026 (the “Effective Date”);

NOW, THEREFORE, as of the Effective Date, the Company does hereby amend and restate the Plan to provide as follows:

ARTICLE 1
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning is plainly required by the context.

1.1    “Affiliate” shall mean (a) any corporation which is required to be aggregated with the Company under Code Section 414(b), (c), (m), or (o) and (b) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

1.2    “Cause” shall refer to a termination of an Eligible Employee’s employment because of the Eligible Employee’s (a) failure to satisfactorily perform under a performance improvement plan of the Employer; (b) acts of unethical business activity, including but not limited to fraud, misappropriation, embezzlement, dishonesty, harassment, discrimination in violation of Employer policies, or willful or negligent destruction of property of an Employer or an Affiliate; (c) misconduct that could cause damage (monetary, reputational or otherwise) to the Employer, an Affiliate, or any personnel thereof; (d) conviction of or a plea of guilty or nolo contendere to any felony, whether or not any right to appeal has been or may be exercised; (e) negligence of duty; (f) insubordination; or (g) a violation of the Employer’s policy, procedure, or practice.

1.3    “Code” shall mean the Internal Revenue Code of 1986, as amended.

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1.4    “Eligible Employee” shall mean an individual who is employed by the Employer on a regular basis in a non-store position and has been employed by the Employer in any position for a minimum of ninety (90) continuous days prior to the individual’s separation of employment. For purposes of the Plan, distribution warehouse employees, field managers and employees employed by CVS ProCare, Inc. working at Company headquarters, shall be treated as working in a non-store location and therefore not subject to exclusion from eligibility. For purposes of the Plan, individuals in the following categories will not be considered Eligible Employees:

(a)    individuals who are covered by a collective bargaining agreement, provided welfare benefits were the subject of bargaining, unless the terms of the collective bargaining agreement provide for participation in the Plan;

(b)    individuals who are seasonal employees, leased employees, independent contractors, temporary employees, or consultants;

(c)    individuals who work for the Employer or an Affiliate in a store location of the Company or an Affiliate, or whose compensation is paid through or according to a store payroll, including but not limited to: retail pharmacists, store managers, assistant store managers, crew, and retail pharmacy staff;

(d)    individuals employed by MinuteClinic, L.L.C. in a provider role or by any practitioner-owned entity managed by MinuteClinic, L.L.C. or another Employer or Affiliate;

(e)    the President and CEO of CVS Health Corporation;

(f)    individuals employed in Puerto Rico;

(g)    individuals employed outside the United States of America; and

(h)    individuals who may be eligible for another severance plan or arrangement.

The decision of whether an individual falls into one of these categories and whether an individual is employed by an Employer on a regular basis in a non-store position for a minimum of ninety (90) continuous days shall be made by the Employer. Any individual who is excluded from being considered an Eligible Employee under the Plan shall be excluded from the Plan regardless of the individual’s reclassification by a government agency, including a reclassification by the Internal Revenue Service for tax withholding purposes.

1.5    “Employer” shall mean CVS Pharmacy, Inc., Caremark Rx, L.L.C. and Aetna Inc. and any current or future Affiliate thereof that does not maintain its own severance plan for employees of that Affiliate.

1.6    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7    “Exempt Employee” shall mean an Eligible Employee who is paid on a salaried basis for payroll purposes and classified in the sole discretion of the Employer under its normal classification procedures as an exempt employee under the Fair Labor Standards Act.

1.8    “Involuntary Termination” shall mean an Eligible Employee’s termination of employment with the Employer due to the unilateral action of the Employer, including but not limited to a termination as a result of the elimination of an Eligible Employee’s position due to a reorganization or changes in responsibilities, a reduction in force, or a closing of the business unit in which the Eligible Employee works; provided, however, that a termination of

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employment will not be considered an Involuntary Termination unless it constitutes a separation from service under Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, an Eligible Employee will not have an Involuntary Termination if the Eligible Employee: (a) is terminated for Cause, as determined by the Employer in its sole discretion; (b) voluntarily terminates his or her employment at any time or resigns prior to an Involuntary Termination; (c) takes a leave of absence; (d) is administratively terminated for failure to return from a leave of absence upon expiration of his or her leave; (e) terminates employment due to his or her death or disability; (f) transfers to another Employer, an Affiliate or a joint venture in which the Employer or an Affiliate is at least a 25% owner of the outstanding stock; (g) transfers to, or is offered employment with, a new employer in connection with the sale of an Employer, Affiliate, or a related facility, business or segment or (h) fails to accept an offer for a job with the Employer that is comparable to the job that he or she is performing for the Employer at the time of the offer. For purposes of Subsection (h) of this Section 1.8, whether a job is considered “comparable” shall be determined in the sole discretion of the Employer, taking into account whether the new job is located 50 or fewer miles from the Eligible Employee’s job at the time of the offer, whether the compensation offered is materially less than the Eligible Employee’s compensation at the time of the offer, and whether the new job will result in a substantial change of duties from the Eligible Employee’s job at the time of the offer. The determination of whether an Eligible Employee’s termination of employment is an Involuntary Termination shall be made in the sole discretion of the Employer. If an Employer deems an Eligible Employee’s termination of employment to be an Involuntary Termination and, Employer later learns of facts and circumstances that, had the Employer known such facts and circumstances at the time of termination, would have resulted in a termination of employment for Cause, the Eligible Employee’s termination shall be deemed as of the date of termination to not have been an Involuntary Termination.

1.9    “Non-exempt Employee” shall mean an Eligible Employee who is paid on an hourly basis for time worked and classified in the sole discretion of the Employer under its normal classification procedures as a nonexempt employee under the Fair Labor Standards Act.

1.10    “Plan Administrator” shall mean the Senior Vice President of Total Rewards of CVS Pharmacy, Inc., or such other person, designated by the Chief People Officer of the Company to act as the Plan Administrator.

1.11    “Rehire Date” shall mean the date an Eligible Employee accepts reemployment or commences the provision of services for pay with any Employer or a joint venture in which the Employer or an Affiliate is at least a 25% owner of the outstanding stock.

1.12    “Severance Pay” shall mean the pay an Eligible Employee is eligible to receive under Subsection (b) of Section 2.1 of the Plan upon his or her Involuntary Termination.

1.13    “Severance Period” shall mean the period of time during which an Eligible Employee is eligible to receive Severance Pay.

1.14    “Weekly Rate” shall mean, (a) with respect to an Eligible Employee paid on a salaried basis, an Eligible Employee’s annual base salary (as determined by the Employer), as of the date of the Eligible Employee’s Involuntary Termination, expressed on a weekly basis (as determined in the sole discretion of the Employer), and (b) with respect to an Eligible Employee paid on an hourly basis, the hourly wage rate of the Eligible Employee as of the date of the Eligible Employee’s Involuntary Termination multiplied by the Eligible Employee’s regularly scheduled number of hours of service per week (as determined by the Employer), not in excess of 40 hours. Weekly Rate shall exclude any overtime, incentive, and bonus payments, unless otherwise required by law.

1.15    “Year of Service” shall mean each full year of service performed by the Eligible Employee for an Employer as reflected in the records of the Employer and as determined as of the Eligible Employee’s date of termination of employment, based on the Employer’s policies and procedures for determining periods of service, and the applicable law.

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ARTICLE 2
SEVERANCE PAY AND ELIGIBLE EMPLOYEE BENEFITS

2.1    (a)    Eligibility. Upon his or her Involuntary Termination, an Eligible Employee may, in the discretion of the Plan Administrator, be granted Severance Pay and benefits provided under Subsections (b), (c), and (d) of this Section 2.1, provided the conditions of Section 2.2 are satisfied. The determination of whether Severance Pay is payable under the Plan, and the form and amount of such pay, shall be made in the sole discretion of the Plan Administrator.
(b)    Severance Pay. The Severance Pay payable to an Eligible Employee in the event of Involuntary Termination shall be determined by the Plan Administrator in its, his or her sole discretion, using the guidelines set forth in the applicable Appendix for the Eligible Employee’s grade and service, as determined by the Employer. As set forth in the applicable Appendix, Severance Pay payable to “executive officers” within the meaning of Rule 3b-7 of the Securities and Exchange Act of 1934 and other members of the executive leadership team (“ELT”) shall comprise seventy-eight (78) weeks of salary, a COBRA subsidy during the same time period, plus six (6) months of executive outplacement services. Notwithstanding such referenced guidelines, the Plan Administrator may increase or decrease (including, to zero) the amount of Severance Pay with respect to any Eligible Employee for reasons it, he or she deems appropriate in its sole discretion at any time, whether before or after payments of Severance Pay have commenced (including, but not limited to, an increase to account for statutory requirements or a decrease to take into account any debts owed to an Employer or a decrease if an Eligible Employee fails to satisfactorily perform his or her duties and is not on or has not completed a performance improvement plan at the time of termination of employment), at any time, whether before or after payments of Severance Pay have commenced.

(c)    COBRA Assistance. In the event an Eligible Employee who has an Involuntary Termination (i) is eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) in accordance with the terms of the medical and prescription drug plan and/or dental plan of the Employer and (ii) properly and timely elects such continuation coverage, the Employer may pay for a portion of the cost of COBRA coverage equivalent to the contribution which the Employer makes on behalf of similarly situated active employees under such plan for the appropriate tier of coverage selected and in place immediately prior to the date of the Eligible Employee’s Involuntary Termination (e.g., employee-only, family coverage), for a period determined in the sole discretion of the Plan Administrator, which generally shall be the Severance Period but in any event no longer than eighteen (18) months from the date of the Involuntary Termination (for purposes of this provision, if the Eligible Employee receives Severance Pay subject to subsection (h) below, the Severance Period shall be deemed to be the period for which Severance Pay would have been paid under the Plan but for the application of such subsection). Any COBRA assistance provided under this Subsection (c) shall be paid by the Employer directly to the insurance carrier, if applicable. The portion of the COBRA premium not covered by the COBRA assistance specified in this Subsection (c) must be paid by the Eligible Employee directly to the insurance carrier or service provider that administers COBRA, as applicable, based on the standard rules under the respective plan for payment of COBRA premiums. This Subsection (c) does not provide COBRA assistance in the event the Eligible Employee fails to properly and timely elect COBRA continuation coverage, regardless of whether his or her covered dependents elect COBRA continuation coverage.

(d)    Outplacement Services. Upon an Involuntary Termination, the outplacement services provided to an Eligible Employee shall be provided in the sole discretion of the Plan Administrator based on the guidelines contained in this Subsection (d).

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(i)If an Eligible Employee so desires, he or she may be eligible for outplacement services for assistance in obtaining new employment, provided through a vendor selected by the Employer, with the Employer directly providing payment to such vendor. The provision of outplacement services is contingent upon the Eligible Employee’s cooperation with the outplacement service vendor, upon the active efforts of the Eligible Employee to locate a new position, and upon the Eligible Employee initiating outplacement services during the Severance Period.

(ii)Subject to the requirements of Paragraph (i) of this Subsection (d), outplacement services shall be offered for a period of time determined in the sole discretion of the Plan Administrator, based on the guidelines set forth in Appendix A for the applicable Eligible Employee’s grade, as determined by the Employer, provided that in no event shall such services extend beyond twelve (12) months following the Involuntary Termination of the Eligible Employee.

(e)    Form and Timing of Payment. In the event an Eligible Employee is awarded Severance Pay under the terms of Subsection (a) of this Section 2.1, such Severance Pay shall be paid following an Eligible Employee’s Involuntary Termination (except as provided in Section 2.3, below), as follows: Severance Pay shall be paid in the form of salary continuation unless otherwise determined by the Plan Administrator or required by law. No Severance Pay shall commence (with respect to salary continuation payments) or be paid (with respect to a lump sum) (i) prior to the expiration of the later of a period that is identified in a severance agreement with the Eligible Employee during which he or she may consider the execution of the release of claims form (the “Consideration Period”) or a period ending at least seven (7) days following the execution of the release of claims form (the “Revocation Period”), or (ii) later than sixty (60) days following the date of Eligible Employee’s Involuntary Termination. Severance Pay that is paid in the form of salary continuation shall commence as soon as feasible following expiration of the later of the Consideration Period or the Revocation Period, which generally shall be the first regularly scheduled payroll date following the expiration of the Consideration Period or the Revocation Period, as the case may be, and shall thereafter be paid in substantially equal installments in accordance with the Employer’s regular payroll practice, except as provided in Section 2.3 of the Plan, except that the first installment paid after the expiration of the later of the Consideration Period or the Revocation Period shall include, on a retroactive basis, all installments that would have been paid had they started as soon as administratively feasible after the date of the Eligible Employee’s Involuntary Termination. It is the intent of the Plan that the Severance Period in all cases be measured from the date of the Eligible Employee’s Involuntary Termination. Further, in the Plan Administrator’s sole discretion, Severance Pay may be paid to any Eligible Employees in a single lump sum, in which event Severance Pay shall be paid within the period that satisfies the 409A requirements for short-term deferrals under Section 409A of the Code.

(f)    Withholding. Any payment of Severance Pay to an Eligible Employee shall be subject to normal withholding for state and federal income taxes and Social Security taxes.

(g)    Death. Upon the death of the Eligible Employee who had an Involuntary Termination and who is currently receiving Severance Pay under the Plan but has not received all Severance Pay payable under the Plan, the Severance Pay otherwise payable under Section 2.1(b) of the Plan shall be paid in the form of a lump sum to the Eligible Employee’s surviving legal spouse or, if there is no surviving legal spouse, to the Eligible Employee’s estate as soon as practicable, but in no event later than 60 days following the Plan Administrator’s receipt of notice of the Eligible Employee’s death. Any other severance benefits provided under this Section 2.1 (COBRA assistance and outplacement services) shall cease upon the Eligible Employee’s death.

(h)    State “WARN” Statute Impact. If an Eligible Employee experiences a termination that is deemed to constitute an Involuntary Termination in connection with a plant closing/layoff event that is covered by a state law requiring a specified amount of severance to be paid to the Eligible Employee (a “State WARN

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Event”), the Eligible Employee shall be granted Severance Pay in the amount and form required under the applicable state law and in accordance with the requirements of such state law.

2.2    Conditions on Payment of Severance Pay and Benefits. To the extent allowed by law, payment of the Severance Pay and benefits provided in Section 2.1 of the Plan shall be subject to and conditioned upon the following:

(a)    to the extent an Eligible Employee receives notice of a date selected by the Employer (in its sole discretion) on which the Eligible Employee’s Involuntary Termination shall occur (a “Designated Termination Date”), the Eligible Employee must continue to work in a satisfactory manner until his or her Designated Termination Date;
(b)    the Eligible Employee must cooperate in transitioning all of the Eligible Employee’s work in consultation with the Eligible Employee’s supervisor or other designated employee;

(c)    the Eligible Employee must execute and deliver a severance agreement that includes a release of claims, which agreement shall be in a form specified by the Employer from time to time, which may include restrictive covenants and a waiver as described in Subsection (d) of this Section 2.2) within the time period specified under the terms of the applicable severance offer. Further, in no event will Severance Pay be paid with respect to an Eligible Employee in the event the release of claims form is revoked during the Revocation Period (described in Section 2.1(e) of the Plan); and

(d)    the Eligible Employee must waive the right to receive any other severance payment relating to salary continuation or salary replacement the Eligible Employee may otherwise be eligible to receive upon termination of employment under any employment agreement, severance plan, practice, policy, or program of the Employer or an Affiliate.

2.3    Maximum Severance Pay. Notwithstanding any other provisions to the contrary, benefits paid hereunder (a) shall not exceed two times the lesser of (i) the Eligible Employee’s Compensation (as defined in this Section 2.3) during the calendar year immediately preceding the Eligible Employee’s Involuntary Termination or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Eligible Employee’s Involuntary Termination occurs and (b) shall be paid in full within twenty-four (24) months after the date the Eligible Employee’s Involuntary Termination occurs. In the event that any Severance Pay payable to an Eligible Employee would exceed the twenty-four (24) month period provided in the foregoing sentence if the Severance Pay continued to be paid in accordance with the Employer’s regular payroll practice, any Severance Pay that would otherwise exceed the twenty-four (24) month time period will be paid to the Eligible Employee in a lump sum on the last regular payroll date within the twenty-four (24) month period, provided that the amount of such Severance Pay in no event can exceed the limit set forth above. For purposes of this Section 2.3, “Compensation” shall mean the Eligible Employee’s total annualized compensation, based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year in which the Eligible Employee’s Involuntary Termination occurs, adjusted for any increase in such preceding calendar year that was expected to continue indefinitely if the Eligible Employee had not had an Involuntary Termination.

2.4    Cessation of Severance Pay Upon Reemployment. If an Eligible Employee who had an Involuntary Termination and who is receiving Severance Pay thereafter accepts reemployment with or otherwise begins to provide services for pay with any Employer or with a joint venture in which the Employer or an Affiliate is at least a 25% owner of the outstanding stock during the Severance Period, such Employee’s Severance Pay shall cease on the Rehire Date and any remaining Severance Pay shall be forfeited.

2.5    Cessation of Severance Pay, Including After Commencement of Payments. If an Eligible Employee is deemed to have an Involuntary Termination and the Employer later finds that the Eligible Employee should have been terminated for Cause, even after the Eligible Employee begins to receive or begins the process of receiving Severance

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Pay under the Plan, such Eligible Employee’s Severance Pay shall be suspended, and their eligibility for Severance Pay shall cease, any remaining Severance Pay shall be forfeited and any Severance Pay that has been paid shall be subject to repayment by the Eligible Employee. In addition, if an Eligible Employee is deemed to have an Involuntary Termination and begins to receive Severance Pay under the Plan and the Employer becomes aware of facts and circumstances that, had the Employer known same at the time of the Eligible Employee’s termination of employment, could have affected the Employer’s determination as to whether such Employee’s termination was an Involuntary Termination, the Plan Administrator may suspend Severance Pay payments to the Eligible Employee while the Employer investigates the facts and circumstances and finalizes such investigation, and, if the Employer determines that the Eligible Employee should have been terminated for Cause, such Eligible Employee’s Severance Pay shall cease as of the suspension date, any remaining Severance Pay shall be forfeited and any Severance Pay that has been paid shall be subject to repayment by the Eligible Employee; and if the Employer determines that the Eligible Employee should not have been terminated for Cause, the Severance Pay shall recommence and the Eligible Employee will receive payment for any suspended Severance Pay.

2.6    Impact of Debt on Severance Pay. In the event an Eligible Employee is indebted to the Company or Employer (determined in the sole discretion of the Company or Employer, as applicable), the Plan Administrator reserves the right to reduce, offset, withhold, and/or forfeit the Severance Pay otherwise payable under the Plan.

2.7    Employee Benefits. As of the date of an Eligible Employee’s Involuntary Termination, the Eligible Employee’s active participation in any benefit plan, program, or policy sponsored or subsidized by the Employer shall cease, unless otherwise continued pursuant to the terms of such plan, program or policy.

2.8    Awards. Any award or grant made to the Eligible Employee under any stock option, stock purchase, or stock appreciation rights plan of the Company or Employer shall be administered and interpreted in accordance with the terms of the applicable plan documents.

2.9    Paid Time Off. Any pay for accrued paid time off shall be determined under the terms of the Employer’s applicable policies.

2.10    Bonuses. Whether any bonuses or other incentive payments are payable to an Eligible Employee shall be determined based on the terms of any applicable bonus or incentive program, plan, or policy.

2.11    Benefits Not Vested. No one under any circumstance is automatically entitled to Severance Pay or benefits described in Section 2.1 of the Plan. Notwithstanding anything in the Plan to the contrary, the Plan Administrator reserves the right, at its, his or her sole discretion, to increase, decrease, or eliminate Severance Pay and benefits under the Plan.

ARTICLE 3
ADMINISTRATION OF THE PLAN
3.1    Control and Administration. Notwithstanding any other provision in the Plan, and to the full extent permitted under ERISA and the Internal Revenue Code, the Plan Administrator shall have the exclusive right, power and final authority, in its, his or her sole and absolute discretion, to administer, apply, construe and interpret the terms of the Plan and all related plan documents and all facts surrounding claims for benefits under the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits. Accordingly, benefits under the Plan shall be paid only if the Plan Administrator decides in its, his or her sole discretion that an Eligible Employee is entitled to benefits, and the Plan Administrator shall decide all questions regarding the form, amount, and duration of benefits. The Plan Administrator may consult with attorneys, consultants and other persons for advice, counsel and reports to make determinations under the Plan, and the Plan Administrator may delegate its administrative duties and responsibilities to persons or entities of

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its choice, in all cases who may be employees of the Company. All determinations of the Plan Administrator shall be conclusive and binding on all parties. The Plan Administrator shall be the named fiduciary of the Plan for purposes of ERISA.

3.2     Claim Procedures.

(a)    Procedure for Granting or Denying Claims. An Eligible Employee, or his or her duly authorized representative, may file a claim for payment of benefits under the Plan within 30 days after termination of employment. Such a claim must be made in writing and be delivered to the Plan Administrator, in person, by mail, postage paid, or by electronic mail. Within 90 days after receipt of such claim, the Plan Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90day period. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.

(b)    Requirement for Notice of Claim Denial. The Plan Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:

(i)    The specific reason or reasons for the denial;

(ii)    Specific reference to pertinent Plan provisions on which the denial is based;

(iii)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(iv)    An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(c)    Right to Appeal on Claim Denial. Within 60 days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative may make a written application to the Plan Administrator, in person, by mail, postage paid or by electronic mail, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(d)    Disposition of Disputed Claims. Upon receipt of a request for review, the Plan Administrator shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than 60 days after the Plan Administrator's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60-day period.

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The Plan Administrator shall provide the claimant or his or her duly authorized representative with written or electronic notification of the Plan Administrator’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

3.3    Conditions to Legal Action. No legal action may be commenced or maintained against the Plan, the Company or any Employer prior to the claimant’s exhaustion of the claims procedures set forth in Section 3.2 of the Plan. In addition, no legal action may be commenced against the Plan more than 180 days after the Plan Administrator’s final claim determination on review pursuant to Section 3.2(d) of the Plan. Any legal action must be conducted in the United States District Court for Rhode Island.

3.4    Named Fiduciary. The Plan Administrator of the Plan shall be the Named Fiduciary of the Plan for purposes of ERISA Section 402(a)(1).

ARTICLE 4
MISCELLANEOUS

4.1    Amendment or Termination. The Plan may be amended, terminated, withdrawn, or suspended at any time in writing by the Management Planning and Development Committee of the Company or any individual designated by such Committee to take such actions.

4.2    Choice of Law. The validity, interpretation, construction, and performance of the obligations created under the Plan shall be governed by ERISA, and to the extent not preempted by federal law, the laws of the State of Rhode Island without regard to its conflicts of law principles.

4.3    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

4.4    Plan Exclusive Source of Rights. The Plan contains all of the terms and conditions with respect to the benefits provided hereunder, and no employee or former employee of the Company or any Employer may rely on any other communication or representation, whether oral or written, of the Company or any Employer or any of its subsidiaries, or any officer or employee thereof, as creating any right or obligation not expressly provided by the Plan.

4.5    Non-assignability. No benefit which shall be payable under the Plan to any Eligible Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge a benefit shall be null and void. No benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any Eligible Employee. No benefit shall be subject to legal attachment or legal process for, or against, the Eligible Employee and the same shall not be recognized under the Plan. Notwithstanding the preceding sentence, the Employer retains the discretion, in accordance with federal and/or state laws, to reduce the amount of benefits payable under the Plan to any Eligible Employee to recover any amounts that the Eligible Employee owes to the Employer.

4.6    No Employment Rights. The Plan shall not give any Eligible Employee any right or claim except to the extent that the right is specifically provided under the terms of the Plan. The establishment of the Plan shall not be

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construed (a) to give any Eligible Employee a right to continue in the employ of the Employer or (b) to interfere with the right of the Employer to terminate the employment of any Eligible Employee at any time.

4.7    Headings. Article and section headings are for convenience only and the language of the Plan itself will be controlling.

4.8    Gender and Numbers. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

4.9    Code Section 409A. The benefits provided under the terms of the Plan are intended to fall within the short-term deferral exception, the separation pay exception or another exception to the application of Section 409A of the Code and the applicable guidance issued thereunder. In furtherance of this intent, the Plan shall be interpreted, operated and administered in a manner consistent with this intention. To the extent the benefits provided under the Plan become subject to Code Section 409A and applicable guidance issued thereunder, the Plan shall be construed, and benefits paid hereunder, as necessary to comply with Section 409A of the Code and such guidance. Further, to the extent that an Eligible Employee becomes entitled to receive Severance Pay under the terms of the Plan, and, at the time of the Eligible Employee’s Involuntary Termination, he or she is a “specified employee” within the meaning of Treasury Regulation Section 1.409A- 1(i), any portion of Severance Pay payable to such Eligible Employee that is subject to Code Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of (i) the Eligible Employee’s death or (ii) six months following the date of the Eligible Employee’s Involuntary Termination, at which time the payments that were delayed for such six month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Employer, and any remaining payments shall be paid according to the original schedule provided herein. In addition, each payment of a salary continuation stream of installment payments hereunder shall be a separate payment for purposes of Section 409A of the Code.

4.10    Funding. The Plan is not funded, and Severance Pay and benefits under the Plan are paid from the general assets of the Employer.

4.11    Plan Year. The Plan’s records shall be maintained on the basis of the calendar year.

IN WITNESS WHEREOF, the Management Planning and Development Committee of the Company, or its duly authorized delegate, has amended and restated the Plan as of the Effective Date pursuant to the execution hereof on its behalf by a duly authorized officer as of the date set forth below.

CVS HEALTH CORPORATION

By:	/s/ Heidi B. Capozzi

Title: EVP and Chief People Officer

Date: 3/26/2026

Proprietary